
                  GEORGIA-PACIFIC CORPORATION AND SUBSIDIARIES
          STATEMENTS OF COMPUTATION OF PER SHARE EARNINGS (Unaudited)
                      (Millions, except per share amounts)


                                    Three Months         Six Months
                                    Ended June 30,       Ended June 30,
                                    --------------       --------------
                                     1997      1996       1997      1996
                                     ----      ----       ----      ----
Income
-------------
Income before extraordinary item $     27  $     10    $   117   $    60
Extraordinary item, net of tax          -        (5)         -        (5)
                                 --------   -------    --------  --------

Net income                       $     27  $      5    $   117   $    55
                                 ========   =======    ========  ========

Weighted Average Shares
-----------------------
Common shares outstanding,
 net of restricted stock           91,162    90,510     91,071    90,495

Add - shares assumed to
 be issued under long-term
 incentive (restricted stock),
 stock option and stock
 purchase plans at the average
 market price                         397       603        410       584
                                 --------  --------    --------  --------

Primary shares                     91,559    91,113     91,481    91,079
                                 --------  --------    --------  --------

Add - additional shares assumed
 to be issued under long-term
 incentive (restricted stock),
 stock  option and stock
 purchase plans at quarter end
 market price (if higher than
 average market price)                462         -        533         -
                                 --------  --------    --------  --------

Fully diluted shares               91,624    91,113     91,604    91,079
                                 ========   =======    ========  ========


Income Per Share
-----------------------
Income before extraordinary item $    .30  $    .11    $   1.28  $    .66
Extraordinary item,net of tax        -         (.05)       -         (.05)
                                 --------  --------    --------  --------

Net income                       $    .30  $    .06    $   1.28  $    .61
                                 ========   =======    ========  ========

Income Per Share - Primary
---------------------------------
Income before extraordinary item $    .29  $    .11    $   1.28  $    .66
Extraordinary item, net of tax       -         (.05)       -         (.05)
                                 --------  --------    --------  --------

Net income                       $    .29  $    .06    $   1.28  $    .61
                                 ========   =======    ========  ========



Income Per Share - Fully Diluted
---------------------------------------
Income before extraordinary item $    .29  $    .11    $   1.28  $    .66
Extraordinary item, net of tax       -         (.05)       -         (.05)
                                 --------  --------    --------  --------

Net income                       $    .29  $    .06    $   1.28  $    .61
                                 ========   =======    ========  ========


A single presentation of income (loss) per share is made on the Statements of Income because the effects of assuming issuance of common shares under long-term incentive, stock option and stock purchase plans are either antidilutive or insignificant.